April 10, 2008

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.  20549


Re:  Authorization to Sign Rule 16 Forms


   I am a newly elected Vice President and Chief Accounting Officer of General Electric Company ("GE") and, until further written notice, I hereby individually authorize Michael R. McAlevey (GE's Vice President and Chief Corporate, Securities & Finance Counsel), Elizabeth Nemeth, (GE's Corporate and Securities
 Counsel), Christoph A. Pereira (GE's Corporate and Securities Counsel), and Eliza W. Fraser (GE's Associate Corporate Counsel) to sign on my behalf the attached Form 3 and any Form 4, Form 5 or related form that I have filed or may file hereafter in connection with my direct or indirect beneficial ownership of General Electric Company securities, and to take any other action of any type whatsoever in connection with the foregoing which in his or her opinion may be of benefit to, in the best interest of, or legally required by me.


		Very truly yours,


		S/Jamie S. Miller
		Jamie S. Miller


STATE OF Illinois
				) ss
COUNTY OF DuPage



Subscribed and sworn to before me on this the 10th of April, 2008.


In witness whereof I hereunto set my hand and affix my seal.


S/Terra Costa Howard
Name: Terra Costa Howard
Notary Public
My commission expires August 2, 2008